											Exhibit 12.1
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	March 31,		Years Ended December 31,
	2009		2008		2007		2006		2005		2004
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$225,464		$223,618		$265,308		$275,339		$233,900		$200,533
AFUDC - equity	(2,519)		(2,627)		(1,351)		(7,978)		(3,800)		(2,796)
AFUDC - debt	(7,862)		(8,610)		(12,614)		(15,874)		(9,493)		(5,420)
Total	$215,083		$212,381		$251,342		$251,487		$220,607		$192,317
Fixed charges:
Interest expense	$204,768		$203,402		$219,120		$184,859		$174,458		$171,831
Other interest	2,519		2,627		1,351		7,978		3,800		2,796
Portion of rentals representative of the interest factor	11,834		11,775		9,199		9,151		5,234		5,424
Total	$219,121		$217,804		$229,670		$201,988		$183,492		$180,051
Earnings available for combined fixed charges	$434,204		$430,185		$481,012		$453,475		$404,099		$372,368

Ratio of Earnings to Fixed Charges	1.98	x	1.98	x	2.09	x	2.25	x	2.20	x	2.07	x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	March 31,		Years Ended December 31,
	2009		2008		2007		2006		2005		2004
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations before income taxes	$225,464		$223,618		$265,308		$275,339		$233,900		$200,533
AFUDC - equity	(2,519)		(2,627)		(1,351)		(7,978)		(3,800)		(2,796)
AFUDC - debt	(7,862)		(8,610)		(12,614)		(15,874)		(9,493)		(5,420)
Total	$215,083		$212,381		$251,342		$251,487		$220,607		$192,317
Fixed charges:
Interest expense	$204,768		$203,402		$219,120		$184,859		$174,458		$171,831
Other interest	2,519		2,627		1,351		7,978		3,800		2,796
Portion of rentals representative of the interest factor	11,834		11,775		9,199		9,151		5,234		5,424
Total	$219,121		$217,804		$229,670		$201,988		$183,492		$180,051
Earnings Available for Combined Fixed Charges and Preferred Dividend Requirements	$434,204		$430,185		$481,012		$453,475		$404,099		$372,368
Dividend Requirement:
Fixed charges above	$219,121		$217,804		$229,670		$201,988		$183,492		$180,051
Preferred dividend requirements below	--		--		--		--		--		--
Total	$219,121		$217,804		$229,670		$201,988		$183,492		$180,051

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirement	1.98	x	1.98	x	2.09	x	2.25	x	2.20	x	2.07	x

Computation of Preferred Dividend Requirements:

(a) Income from continuing operations before income taxes	$225,464		$223,618		$265,308		$275,339		$233,900		$200,533
(b) Net income before extraordinary items	$166,809		$162,736		$191,127		$176,650		$146,840		$126,192
(c) Ratio of (a) to (b)	1.3516		1.3741		1.3881		1.5587		1.5929		1.5891
(d) Preferred dividends(1)	$--		$--		$--		$--		$--		$--
Preferred dividend requirements [(d) multiplied by (c)]	$--		$--		$--		$--		$--		$--

(1) PSE does not have preferred dividends since 2003
(2) PSE does not have any interest expense accrued on uncertain tax positions at March 31, 2009.